SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated July 25, 2018 between
ETF SERIES SOLUTIONS
and
Defiance ETFs, LLC

Fund	Rate
Defiance Quantum ETF	0.40%
Defiance Next Gen Connectivity ETF	0.30%
Defiance Indxx Junior Semiconductor ETF	0.45%
Defiance Next Gen SPAC Derived ETF	0.45%
Defiance Next Gen H2 ETF	0.30%
Defiance Hotel, Airline, and Cruise ETF	0.45%
Defiance Next Gen Altered Experience ETF	0.75%
Defiance Next Gen Big Data ETF	0.45%
Defiance Next Gen Conductivity ETF	0.45%
Defiance Digital Revolution ETF	0.65%
Defiance Web 3 Revolution ETF	0.65%
Defiance Short Blockchain and Digital Assets Industry ETF	0.95%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of April 21, 2022.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/ Isabella K. Zoller
     Name: Isabella K. Zoller
     Title: Secretary

    Defiance ETFs LLC

    By: /s/ Paul Dellaquila
     Name:     Paul Dellaquila
     Title:     President